Exhibit 99.1

NEWS RELEASE for March 2, 2005 at 8:00 AM EDT

Contact:	Allen & Caron Inc Michael Mason (Investors) michaelm@allencaron.com (212) 691-8087 or Len Hall (Media) len@allencaron.com (949) 474-4300	World Fuel Services Corporation Robert S. Tocci, CFO & EVP btocci@wfscorp.com (305) 428-8000

WORLD FUEL SERVICES CORPORATION REPORTS RECORD RESULTS

FOR THE FOURTH QUARTER OF 2004

MIAMI (March 2, 2005) … World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the fourth quarter ended December 31, 2004 was $7.8 million, or $0.33 per diluted share, compared to $5.6 million, or $0.25 per diluted share, for the same quarter in the prior year. For the year ended December 31, 2004, the Company reported net income of $27.5 million, or $1.17 per diluted share, compared to $21.9 million, or $0.98 per diluted share, for the same period a year ago. The diluted earnings per share amounts reflect the Board approved 2 for 1 stock split that was announced on January 20, 2005.

“2004 was a breakout year for World Fuel and we are proud of our record results”, said Paul Stebbins, Chairman and Chief Executive Officer. “The company is well positioned in the market to further advance our business model and is on track for further growth in 2005.”

FOURTH QUARTER AND YEAR END FINANCIAL HIGHLIGHTS

	Quarter Ended		Year Ended
	($ in thousands, except per share data)
	12/31/04	12/31/03	12/31/04	12/31/03
Revenue	$1,766,863	$705,571	$5,635,409	$2,661,790
Income From Operations	$9,340	$7,127	$35,447	$26,990
Net Income	$7,754	$5,629	$27,541	$21,874
Diluted earnings per share	$0.33	$0.25	$1.17	$0.98

MORE-MORE-MORE

WORLD FUEL SERVICES CORPORATION REPORTS RECORD RESULTS

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About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES CORPORATION REPORTS RECORD RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,178	$76,256
Accounts and notes receivable, net	393,940	192,119
Inventories	48,645	17,084
Prepaid fuel and expenses	25,559	8,660
VAT and other taxes receivable	7,028	1,534
Deferred tax assets	5,384	7,165
Other current assets	11,111	2,817

Total current assets	555,845	305,635

PROPERTY AND EQUIPMENT, NET	7,092	6,963

OTHER ASSETS	57,753	39,224

	$620,690	$351,822

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Short-term debt	$1,100	$1,600
Accounts payable	300,953	167,029
Customer deposits	37,876	6,320
Accrued expenses	15,527	7,541
Accrued salaries and wages	10,413	9,547
Excise, payroll and other taxes payable	6,325	2,446
Income taxes payable	5,667	4,423

Total current liabilities	377,861	198,906

LONG-TERM LIABILITIES	56,683	4,537

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	186,146	148,379

	$620,690	$351,822

MORE – MORE – MORE

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)
Revenue	$1,766,863	$705,571	$5,635,409	$2,661,790
Cost of sales	(1,728,952)	(682,191)	(5,507,081)	(2,561,082)

Gross profit	37,911	23,380	128,328	100,708

Operating expenses:
Salaries and wages	(16,418)	(8,815)	(51,750)	(38,757)
Provision for bad debts	(1,527)	(808)	(4,338)	(6,281)
Other	(10,626)	(6,630)	(36,793)	(28,680)

	(28,571)	(16,253)	(92,881)	(73,718)

Income from operations	9,340	7,127	35,447	26,990
Other income (expense), net	27	316	(1,448)	628

Income before income taxes	9,367	7,443	33,999	27,618
Provision for income taxes	(1,613)	(1,814)	(6,458)	(5,744)

Net income	$7,754	$5,629	$27,541	$21,874

Basic earnings per share	$0.35	$0.26	$1.25	$1.03

Weighted average shares - basic	22,368	21,298	22,104	21,234

Diluted earnings per share	$0.33	$0.25	$1.17	$0.98

Weighted average shares - diluted	23,668	22,642	23,454	22,338

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